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                                                                EXHIBIT 10.33


                    [EDUCATIONAL MEDICAL, INC.  LETTERHEAD]




November 21, 1988




Mr. Robert L. Heidrick
The Heidrick Partners, Inc.
Suite 4000
20 North Wacker Drive
Chicago, IL 60606

Dear Bob:

This letter will formalize the stock option portion of the search you did for Educational Medical, Inc.'s CFO. As we discussed, our original agreement called for options on 15,000 shares. Since we ended up with one million shares, rather than the 2,333,332 we originally planned, the number has been proportionately reduced to 6,429 options.

This will confirm the grant to you of an option to buy 6,429 shares of our company's common stock for a ten-year period commencing on the effective date of an initial public offering of our common stock. The option price will be the public offering price. The number of shares will be subject to adjustment for stock splits.

If you have any further questions, please don't hesitate to call.


Sincerely,


Gary D. Kerber

Gary D. Kerber
President


GDK/bw